UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-A12B/A

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
PURSUANT TO SECTION 12(b) OR (g) OF THE
SECURITIES EXCHANGE ACT OF 1934

VIRCO MFG. CORPORATION
(Exact name of registrant as specified in its charter)

Delaware                         95-1613718
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(State or other jurisdiction of incorporation)                (IRS Employer Identification No.)

2027 Harpers Way
Torrance, California                              90501
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(Address of principal executive offices)                 (Zip Code)

Securities to be registered pursuant to Section 12(b) of the Act:

Title of Each Class	Name of Each Exchange on Which
to be Registered	Each Class is to be Registered
Common Stock, $.01 Par Value	The Nasdaq Stock Market LLC
Preferred Stock Purchase Rights	The Nasdaq Stock Market LLC

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), please check the following box:  ☒

If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), please check the following box:  ☐

Securities Act registration statement file number to which this form relates:          N/A
(if applicable)

Securities to be registered pursuant to Section 12(g) of the Act:

None
______________________________________________________________________________________________________
(Title of class)

INFORMATION REQUIRED IN REGISTRATION STATEMENT

Item 1. Description of Registrant’s Securities to be Registered.

This Form 8-A/A is filed by Virco Mfg. Corporation (the “Company”), to amend Item 1 of the Form 8-A first filed by the Company with the Securities and Exchange Commission on June 18, 2007.

On July 28, 2014, the Company and Computershare Inc. (as successor-in-interest to Mellon Investor Services LLC) entered into Amendment No. 2 (the “Amendment”) to that certain Rights Agreement (the “Rights Agreement”) dated as of October 18, 1996, by and between the Company and The Chase Manhattan Bank, as amended by Amendment No. 1 dated April 27, 2007, between the Company and Mellon Investor Services LLC (as successor to The Chase Manhattan Bank). The Amendment accelerates the expiration of the rights from October 25, 2016 to July 28, 2014 and has the effect of terminating the Rights Agreement as of that date. At the time of the termination of the Rights Agreement on July 28, 2014 at 5:00 p.m. PST, all rights distributed to holders of the Company’s common stock pursuant to the Rights Agreement will expire unless earlier redeemed or exchanged.

Item 2. Exhibits.

Item 2 is hereby amended and supplemented to add the following exhibit:

4.2
Amendment No. 2 to Rights Agreement, dated as of July 28, 2014, Virco Mfg. Corporation and Computershare Inc., as Rights Agent (incorporated by reference to Exhibit 4.1 to the Company’s Current Report on Form 8-K filed on July 28, 2014).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

VIRCO MFG. CORPORATION

Dated: July 28, 2014                By: /s/ Robert a. Virtue                                                _________________________________________________________
Robert A. Virtue
Chief Executive Officer and
Chairman of the Board of Directors